EXHIBIT 99.1

NEXSTAR MEDIA GROUP RAISES QUARTERLY CASH DIVIDEND BY 29%

Declares Quarterly Cash Dividend of $0.90 Per Share

Increase Marks Ninth Consecutive Annual Cash Dividend Increase

IRVING, Texas (January 28, 2022) – Nexstar Media Group, Inc. (Nasdaq: NXST) announced today that its Board of Directors approved a 29% increase in the quarterly cash dividend to $0.90 per share of its Class A common stock beginning with the dividend declared for the first quarter of 2022. The dividend is payable on Monday, February 28, 2022, to shareholders of record on Friday, February 11, 2022.

Perry Sook, Nexstar Media Group’s Founder, Chairman and Chief Executive Officer stated, “Nexstar’s ninth consecutive annual dividend increase represents a compound annual growth rate of 25% since the dividend was initiated in 2013. Our capital allocation priorities remain focused on creating near- and long-term shareholder value by deploying our free cash flow through a mix of debt repayments, share repurchases, dividend payments and strategic investments and acquisitions. We look forward to reporting our fourth quarter financial results next month.”

While the Company intends to pay regular quarterly cash dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the Board of Directors at its discretion.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Its wholly owned operating subsidiary, Nexstar Media Inc., consists of three divisions: Broadcasting, Digital, and Networks. The Broadcasting Division operates, programs, or provides sales and other services to 199 television stations and related digital multicast signals reaching 116 markets or approximately 39% of all U.S. television households (reflecting the FCC’s UHF discount). The division’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. The Digital Division operates 120 local websites and 284 mobile apps offering hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content and creating new revenue opportunities for the company. The Networks Division operates NewsNation, formerly WGN America, a national news and entertainment cable network reaching 75 million television homes, multicast networks Antenna TV and Rewind TV, and WGN Radio in Chicago. Nexstar also owns a 31.3% ownership stake in TV Food Network, a top tier cable asset. For more information, please visit www.nexstar.tv.

Investor Contacts:

Lee Ann Gliha

Executive Vice President and Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni or Jennifer Neuman

JCIR

212/835-8500 or nxst@jcir.com

Media Contact:

Gary Weitman

EVP and Chief Communications Officer

972/373-8800

gweitman@nexstar.tv

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